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                                                                  EXHIBIT 10.53

                              EMPLOYMENT AGREEMENT


         This Employment Agreement (the "Agreement") is entered into as of August 31, 1999, by and between NHancement Technologies Inc., a Delaware corporation (the "Company"), and Ram V. Mani (the "Officer").


                                     RECITAL

         The Officer has been hired by the Company to serve as the Chief Technology Officer of the Company and as the President of NHancement Technologies Software Group, a wholly owned division of NHancement Technologies Inc.(the "Software Group").


         The Company and the Officer desire to set forth the terms and conditions of the Officer's employment. This Agreement supersedes and replaces all existing employment agreements between the parties, oral or written, including the employment offer letter dated May 7, 1999.

                                    AGREEMENT

         In consideration of the mutual promises, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:


         1.     AGREEMENT TO SERVE.

                1.1 TITLE. The Company shall employ the Officer and the Officer shall serve in the employ of the Company as Chief Technology Officer of NHancement Technologies Inc. and President of NHancement Technologies Software Group, a wholly owned subsidiary of the Company.

                1.2 DUTIES. The Officer shall assume and discharge the responsibilities of Chief Technology Officer of the Company and President of NHancement Technologies Software Group, as well as such other duties and responsibilities as may be assigned to him by the Chief Executive Officer and the Board of Directors of the Company and as are appropriate to the offices he holds. The Officer shall perform his duties to the best of his abilities and shall devote most of his business time and attention to the good faith performance of his duties. The Officer shall not engage in other businesses or activities for compensation during the term of this Agreement to the extent such other business or activities would constitute a conflict of interest with the interests of the Company or would substantially interfere with the performance of his duties hereunder. The Officer shall perform his

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Employment Agreement
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                1.3   services to the Company at its principal offices or at
such other location as may be acceptable to the Board of Directors.

         2.     TERMS OF EMPLOYMENT.

                2.1 BASIC TERM. The term of the Officer's employment under this Agreement (the "Term") shall be for a period of two (2) years from the effective date of this Agreement (the "Initial Term"), subject to the remaining provisions of this Section 2. The Term will be extended for successive one-year periods beginning on the first day after the final day of the Initial Term, except in the event the Officer or the Company provides written notice to the other at least ninety (90) days before the beginning of such one-year period, of the intention not to extend the Term. During the Term, the same terms and conditions contained in this Agreement (including salary as may be determined under Section 3.1) shall remain in effect during the continuance of the Officer's employment.

                2.2 TERMINATION FOR CAUSE. The Company shall have the right to terminate the Officer for cause and said termination shall be effected by and upon written notification to Officer. Grounds for termination for cause shall include: (i) the Officer's material breach of any terms of this Agreement, if such material breach has not been substantially cured within thirty (30) days following written notice of such breach to the Officer from the Company setting forth with specificity the nature of the breach or, if cure cannot reasonably be effected within such 30-day period, if the Officer does not commence to cure the breach within such 30-day period and thereafter pursue such cure continuously and with due diligence until cure has been fully effected; (ii) the Officer's willful dishonesty towards, fraud upon, crime against, misrepresentation, embezzlement, deliberate or attempted injury or bad faith action with respect to, or deliberate or attempted injury to, the Company; (iii) the Officer's gross negligence in the performance of, willful failure or refusal to perform, the services required of him under this Agreement, or to carry out proper directions by the Board of Directors of the Company with respect to the services rendered by him under this Agreement or the manner of rendering such services, his willful misconduct in the performance of his duties under this Agreement; (iv) any unlawful or criminal activity of a serious nature; or (v) the Officer's conviction for any felony crime (whether in connection with the Company's affairs or otherwise).

                2.3 TERMINATION WITHOUT CAUSE. The Company shall have the right, upon sixty (60) days written notification to the Officer, to terminate the Officer's employment without cause (as defined above). Except as otherwise provided in Section 3.5, upon any termination without cause pursuant to this
Section 2.3, the Officer shall be paid all accrued salary, vested deferred compensation (other than pension plan or profit-sharing plan benefits, which will be paid in accordance with the provisions of the applicable plan), any benefits then due under any plans of the Company in which the Officer is a participant, accrued vacation pay, and any appropriate business expenses incurred by the Officer in connection with his duties under this Agreement, all to the effective date of termination ("Accrued Compensation"), and all severance compensation provided for in Section 4.1.

                2.4 DISABILITY. If, during the Term of this Agreement, the Officer, in the reasonable judgment of the Board of Directors of the Company, has failed to perform his duties under this


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Agreement on account of illness or physical or mental disability, which condition renders the Officer incapable of performing the duties of his office, and such condition continues for a total of six months during any 12-month
(or shorter) period, the Company shall have the right to terminate the Officer's employment upon written notification to the Officer (which may also be considered notice not to extend the Term pursuant to Section 2.1) and payment to the Officer of all Accrued Compensation to the date of termination, but no other compensation, severance or reimbursement of any kind.

                2.5   DEATH.   In the event of the Officer's death during the
Term of this Agreement, the Officer's employment shall be deemed to have terminated as of the last day of the month during which his death occurs, and the Company shall pay to his estate all Accrued Compensation to the date of termination, but no other compensation, severance or reimbursement of any kind.

                2.6   TERMINATION UPON CHANGE IN CONTROL.

                     (a) In the event of a Termination Upon change in Control, the Officer shall immediately be paid all Accrued Compensation and the severance compensation provided for in Section 4.1. "Termination Upon a Change in Control" shall mean a termination by the Company without cause, or by the Officer for "Good Reason", of the Officer's employment with the Company following a "Change in Control", as defined below.

                     (b) For the purposes of this Agreement, "Good Reason" shall include but not be limited to , any of the following (without the Officer's express written consent):

                           (i)   within the first 12 months after the Change in
Control, the assignment to the Officer by the Company of duties inconsistent with, or a substantial alteration in the nature or status of, the Officer's responsibilities immediately prior to a Change in Control;

                           (ii)  within the first 12 months after the Change in
Control, a reduction by the Company in the Officer's compensation or benefits as in effect on the date of the Change in control;

                           (iii) any material breach by the Company of any
provision of this Agreement, if such material breach has not been cured within thirty (30) days following written notice of such breach by the Officer to the Company setting forth with specificity the nature of the breach or, if the cure cannot reasonably be effected within such 30-day period, then if the Company does not commence to cure the breach within such 30-day period and thereafter in good faith pursue such cure; or

                           (iv)  any failure by the Company to obtain the
assumption and performance of this Agreement by any successor (by merger, consolidation or otherwise) or assign of the Company.

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Employment Agreement
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                     (c)   For purposes of this Agreement, a "Change in
Control" shall be deemed to have occurred if :

                           (i)  any "person" or "group" (within the meaning of
Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of more than 51% of the then outstanding voting stock of the Company; or

                           (ii) the stockholders of the Company approve a merger
or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into securities of the surviving entity) at least 50% of the combined voting power of the voting securities or at least 50% of the total value of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

                2.7 VOLUNTARY TERMINATION. In the event Sections 2.2, 2.3, 2.4 and 2.6 are not applicable, and the Officer voluntarily terminates his employment, the Company shall promptly pay all Accrued Compensation to the date of termination, but no other compensation or reimbursement of any kind, including, without limitation severance pay.

         3.     COMPENSATION.

                3.1 BASE SALARY. During the Term of this Agreement, the Company agrees to pay the Employee for his services a salary at the initial rate of $150,000 per annum ("Base Salary") payable in equal semi-monthly installments. The Base Salary for each year during the Term of the Agreement shall be increased, subject to the approval of the Board of Directors, by the greater of: (a) an amount equal to the average annual incremental increase applicable to the Company's senior executive management or (b) an amount equal to the annual increase in the consumer price index.

                3.2 BENEFITS. The Officer shall be entitled to participate in any of the company's benefit and deferred compensation plans as are from time to time available to the Officers of the Company, including, but not limited to, profit-sharing, medical, dental, health and annual physical examination plans, life and disability insurance plans (provided, however, that the Officer's benefits may be modified or the Officer may be denied participation in any such plan because of a condition or restriction imposed by law or regulation or third-party-insurer or other provider relating to participation of officers).

                3.3 BONUS. The Officer shall be entitled to receive an annual bonus pursuant to a written bonus plan approved by the Board of Directors, subject, however, to the Company meeting its


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goals and financial performance targets for such period, where failure to meet such goals will reduce or eliminate Officer's annual bonus.

                3.4 OTHER ALLOWANCES AND VACATION. The Officer shall be entitled to reasonable expense reimbursements upon presentation of supporting documentation in accordance with Company policies. The Company agrees to provide Officer with a leased vehicle for Officer's use and further agrees to make lease and insurance payments on the vehicle in an amount not to exceed $690 per month. Officer shall be entitled to receive relocation expenses in an amount not to exceed $25,000, upon presentation of appropriate invoices and/or receipts. In the event Officer's employment is terminated within the first year of the Initial Term pursuant to Sections 2.2 or 2.7, Officer shall repay the relocation expenses in proportion to the amount of the Initial Term that has elapsed. Officer shall be entitled to all holidays applicable to all employees of the Company, two weeks paid vacation per year, and such other benefits appropriate to the office of Chief Technology Officer and President of NHancement Technologies Software Group as the Board may deem reasonable.

                3.5 PROHIBITION AGAINST CERTAIN GOLDEN PARACHUTE PAYMENTS. Notwithstanding any other provision of this Agreement or of any other agreement, the Officer shall not be entitled to receive the amount (or portion thereof), if any, of compensation or severance reimbursement that (a) would be treated as a "parachute payment" for purposes of Section 280G of the Internal Revenue Code and (b) would subject the Officer to an excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code such that the Officer would receive, on an after-tax basis, total compensation, severance and reimbursement amounts that the Officer otherwise would have received if no "parachute payment" had been made to the Officer.

         4.     SEVERANCE AND OTHER PAYMENTS.

                4.1   EVERANCE COMPENSATION.

In the event the Officer's employment is terminated under Sections 2.3 or 2.6, the parties acknowledge that the Officer will sustain actual damages, the amount of which is indefinite, uncertain and difficult to exactly ascertain because of the uncertainties of successfully relocating and seeking a comparable position. In order to avoid dispute as to the amount of such damages and the mutual expense and inconvenience such dispute would entail, the Company and the Officer have agreed that the Company shall pay to the Officer severance compensation in an amount equal to the Officer's Base Salary (at the rate payable at the time of termination) for a period of six (6) months.

         5.     NON-COMPETITION.

                5.1 NO COMPETITION. Officer agrees that, unless terminated without Cause, he will not, anywhere in the world, without the prior written approval of the Board of Directors, until the lapse of two (2) years after his termination pursuant to Sections 2.1, 2.2, 2.4, 2.6 or 2.7, engage, directly or indirectly, in a "Competing Business", as defined below, whether as a sole proprietor, partner, corporate officer, employee, director, shareholder, consultant, agent, independent contractor,


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trustee, or in any other manner by which Officer holds any beneficial interest in a Competing Business, derive any income from any interest in a Competing Business, or provide any service to a Competing Business. "Competing Business" shall be the design, development, manufacture or marketing of products in any line of business in which the Company is, or has in the past been, involved, or is or has planned or considered involvement. The provisions of this paragraph will not, however, restrict Officer from owning less than one percent (1%) of the outstanding stock of a publicly traded corporation engaged in a Competing Business.

                5.2 NO SOLICITATION OF CUSTOMERS. Officer will not, directly or indirectly until the lapse of two (2) years after termination pursuant to Sections 2.1, 2.2, 2.4, 2.6 or 2.7, without the prior written approval of the Board of Directors, call upon, cause to be called upon, solicit or assist in the solicitation of, any customer or potential customer of the Company for the purpose of diverting any existing or future business of such customers to a Competing Business.

                5.3 NO HIRING EMPLOYEES. Officer will not, directly or indirectly, until the lapse of two (2) years after termination pursuant to Sections 2.1, 2.2, 2.4, 2.6 or 2.7, without the prior written approval of the Board of Directors, employ, engage, or seek to employ or engage, directly or indirectly, any employee of the Company.

                5.4 EQUITABLE REMEDIES. The services to be rendered by Officer and the information disclosed to Officer prior to and during the Term of this Agreement are of a unique and special character, and any breach of Section 5 will cause the Company immediate and irreparable injury and damage, for which monetary relief would be inadequate or difficult to quantify. Therefor, the Company will be entitled to, in addition to all other remedies available to it, injunctive relief and specific performance to prevent a breach and to secure the enforcement of all provisions of Section 5. Injunctive relief may be granted immediately upon the commencement of any such action.

         6.     MISCELLANEOUS.

                6.1 SEVERABILITY. Should a court or other body of competent jurisdiction determine that any provision of this Agreement is excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and all other provisions of the Agreement shall be deemed valid and enforceable to the extent possible.

                6.2 WITHHOLDINGS. All compensation and benefits to the Officer shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

                6.3 ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement, Officer's employment or the termination or cancellation of Officer's employment or this Agreement, including limitation any claim by Officer under any federal, state or local law or statue regarding discrimination in employment, shall be settled by arbitration by a panel of


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three (3) arbitrators in accordance with the Commercial Arbitration Rules of the
American Arbitration Association from time to time in force. The hearing on any such arbitration shall be held in San Francisco, California. If such Commercial Arbitration Rules and practices shall conflict with the California Rules of Civil Procedure or any other provision of California law then in force, such California rules and provision shall govern. Arbitration of any such dispute or controversy shall be a condition precedent to any legal action thereon. This submission and agreement to arbitration shall be specifically enforceable.

                       Within thirty (30) days of the receipt by one party of a written notice to arbitrate delivered by the other party, each party shall select one arbitrator by written notice to the other party. Within thirty
(30) days of the delivery of both notices, the two arbitrators will select a third arbitrator. If the two cannot agree on such third arbitrator, the selection of a third arbitrator will be made in accordance with the procedures of the American Arbitration Association.

                       Awards shall be final and binding on all parties to the extent and in the manner provided by California law. Each award shall expressly entitle the prevailing party to recover such party's attorney's fees and costs, and the award shall specifically allocate such fees and costs between the parties. All awards may be filed by either party with the appropriate clerk of one or more courts, state or federal, having jurisdiction over the party against whom such an award is rendered or its property, and a judgment entered thereon and execution issued therefor.

                 6.4 ENTIRE AGREEMENT; MODIFICATIONS. This Agreement represents the entire agreement between the parties an may be amended, modified, superseded or cancelled, and any of the terms may be waived, only by a written instrument executed by each party, or in the case of a waiver, by the party waiving compliance. The failure of either party to require performance of any of the provisions shall not affect the right at a later time to enforce the same. No waiver by any party of the breach of any provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach or of any other term of this Agreement.

                6.5 APPLICABLE LAW. This Agreement shall be construed under and governed by the laws of the state of California.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NHancement Technologies Inc.              Officer


By:    /s/ Douglas S. Zorn                /s/ Ram V. Mani
   -----------------------------------    -------------------------------------
       Douglas S. Zorn                    Ram V. Mani
                                          President and Chief Executive Officer